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                                                                    EXHIBIT 10.1

                                MASTER AGREEMENT

         This MASTER AGREEMENT ("Agreement") is dated as of this 22nd day of July, 1999, ("Effective Date") by and between:

                  HIGH SPEED ACCESS CORP.
                  1000 West Ormsby Ave., Suite 210
                  Louisville, Kentucky 40210                     (" HSAC")

                  and

                  SERVICECO LLC
                  13241 Woodland Park Road                       ("Road Runner")
                  Herndon, Virginia 20171


                                    Recitals

         A. Road Runner is in the business of providing to multiple system operators ("MSOs" or "Cable Operators") (i) a branded online Broadband delivered, IP-based service comprised of content and applications optimized for full screen display on personal computers and aggregated from third-party sources or created by Road Runner or its affiliates, such as, by way of example and not limitation, primary user interfaces, navigational links, branded applications, one or more custom browsers to such content and applications; and
(ii) direct Broadband Internet Backbone Services, pursuant to separate Affiliation Agreements.

         B. HSAC provides to MSOs end-to-end, full and partial turn key high speed Internet access systems over cable, including installing, operating and maintaining such high speed Internet access systems.

         C. Road Runner desires to subcontract to HSAC certain services which Road Runner may agree to provide to its customers, and HSAC desires to provide such services to Road Runner's customers (each, a "Service Affiliate" in a "Designated System" as defined in Section 2.4 below), as the parties may agree, pursuant to the terms and conditions herein and as specified in a separate and individual written agreement (a "Subcontractor Agreement") by and between Road Runner and HSAC.

            NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

         1. DEFINITIONS. In addition to the other capitalized terms defined elsewhere in this Agreement, the following terms will have the meanings set forth below:


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         1.1 "Broadband" means any technology that is capable of supporting (i)
downstream data transmission over any medium (e.g., satellite, cable modem, XDSL and other wireline and wireless technologies) at speeds not less than 128 kbps and (ii) a persistent return path during any user session.

         1.2 "Cable Subscriber" means a cable TV subscriber or potential subscriber residing in a Home Passed (residence or commercial establishment) in a Cable System.

         1.3 "Cable System(s)" means any radio frequency ("RF") cable television franchise or hybrid fiber-coaxial RF Plant distribution system ("RF Plant") serving a geographically proximal group of residences, businesses, or other locations. Cable Systems include both One-Way Systems and Two-Way Systems.

         1.4 "Confidential Information" means any information, communication or data in any form, including, but not limited to oral, written, graphic or electronic forms, which the disclosing party desires to protect against unrestricted disclosure or use and is designated as proprietary or confidential in the following manner: (i) if in writing or other tangible form, shall be conspicuously labeled as "confidential" or "proprietary" at the time of delivery; and (ii) if oral, shall be identified as "confidential" or "proprietary" prior to disclosure, and after disclosure shall be reduced to writing or other tangible form that is labeled as described in the preceding clause (i), and delivered to the receiving party no later than thirty (30) days after such disclosure. Without limiting the generality of the foregoing, the Confidential Information of Road Runner shall include all Data Subscriber Information, information of each Designated System, the terms and conditions of this Agreement and Road Runner's software source code. The term "Confidential Information" shall not include information which: (a) is or becomes generally known to the public through no act or omission of the receiving party; (b) was in the receiving party's possession prior to the disclosure hereunder; (c) is disclosed to the receiving party by a third party who was not violating any obligation of confidentiality to the disclosing party in making such disclosure;
(d) was independently developed by the receiving party; or (e) is required by law or regulatory authority to be disclosed, provided, that in such event the receiving party shall make all reasonable efforts to notify the disclosing party of the pending disclosure prior to making such disclosure.

         1.5 "Content" means web pages, web sites, other multimedia information now known or hereafter developed, in digital or analog form, or such other forms as may now exist or hereafter become available. Content includes, without limitation, text, graphics, audio, video, audiovisual images, still images, animation, hypertext documents, interface designs, advertising, data, and the like or similar materials.

         1.6 "Content Revenue" means banner ad/advertising, click-through or other e commerce tolling or any other revenues derived from the deployment, provisioning, use or hosting of the Content.




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         1.7 "Data Subscriber" means a Cable Subscriber residing in a Home
Passed (defined below) in the Designated System who or which subscribes to the Road Runner Service regardless of whether such subscriber subscribes to a Designated System's cable TV service.

         1.8 "Gross Revenues" means the gross revenues actually collected from Data Subscribers, and which, as used herein, does not include (i) applicable sales or use taxes, (ii) federal, state or local franchise fees, and (iii) Home Equipment Package rental charges and installation fees/set-up charges as described in a Subcontract Agreement.

         1.9 "Home Equipment Package" means the cable modem/other set-top device and related power converter/supply, network interface card (NIC), patch cabling, and required software for each Data Subscriber.

         1.10 "Home(s) Passed" means residences and commercial establishments that are connected (i.e., a residence with an installed cable "drop" from a Designated System or which is eligible for such cable "drop" by virtue of a Designated System passing such residence) to a Designated System's cable RF Plant for such Cable System, regardless of whether the persons residing in such residences subscribe to cable TV services. For purposes of this definition, the number of Homes Passed in a multiple dwelling unit shall equal the number of potential subscribers in such multiple dwelling unit.

         1.11 "HSAC Equipment" means the equipment owned (or leased) and used by HSAC to provide HSAC Services to a Designated Systems, including, without limitation, all monitoring devices, telecommunications equipment, storage devices, computing and data processing equipment, CMTS units and software.

         1.12 "HSAC Services" means, in "full turnkey" mode and unless otherwise agreed in the applicable Subcontract Agreement for a particular Designated System, the design, installation, activation, testing, operation, marketing, provision, customer service and "call center" support, customer acquisition and direct marketing, billing, and maintenance of HSAC's high-speed "data over cable" connection/transmission services from and between HSAC's Internet ISP/portal and the HSAC Equipment and Home Equipment Packages interfaced with the Designated System, as more fully described in Schedule A hereto.

         1.13 "HSAC Warrant" means the securities purchase warrant in the form attached hereto as Exhibit A granted to Road Runner under Section 9 hereof.

         1.14 "Internet Backbone" means a network which: (x) can or does (i) assign IP addresses or manage IP address assignments for machines or networks to which it is connected, (ii) accept or deliver IP datagrams from machines or networks to which it is connected, or (iii) maintain and route IP packet traffic to other machines or networks; and (y) provides IP connectivity on a regional, national or international basis; provided, however, that such a network which provides connectivity solely within a single metropolitan area shall not be deemed an Internet Backbone.



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         1.15 "Internet Backbone Services" means services consisting of Internet
Backbone transmission, network management and/or associated support function services.

         1.16 "IP" means the Internet Protocols as defined by the document titled RFC791, by John Pastell of the University of Southern California, dated 1981, or subsequent revisions thereof.

         1.17 "ISP" means HSAC or its successor Internet/information service provider designated by HSAC to provide Internet access to Data Subscribers.

         1.18 "Local Content" means Content, including but not limited to local and regional weather and news, community bulletin boards, shopping guides, etc., designed, created, or acquired by HSAC and distributed to Data Subscribers in a particular geographic region or Designated System where HSAC provides HSAC Services pursuant to a Subcontract Agreement.

         1.19 "Local Content Revenue" means banner ad/advertising, click-through or other e-commerce tolling or any other revenues derived from the deployment, provisioning, use or hosting of the Local Content.

         1.20 "Marks" means, collectively, trademarks, trade names, service marks, designs, characters and logos.

         1.21 "National Content" means all Content included in the Road Runner Services except Local Content.

         1.22 "National Content Revenue" means banner ad/advertising, click-through or other e-commerce tolling or any other revenues derived from the deployment, provisioning, use or hosting of the National Content.

         1.23 "One-Way" means a Cable System that can only deliver television signals, data, or other digital or analog information downstream from the cable head end to the Cable Subscriber, and must use another means, including without limitation a telephone line and modem, to send any information from the Cable Subscriber to an Internet portal.

         1.24 "Road Runner Service" means (i) a branded online Broadband delivered IP based service (including premium services) comprised of National Content and related applications optimized for full screen display on personal computers and aggregated from third party sources or created by the Company, such as, by way of example and not limitation, primary user interfaces, navigational links, branded applications, one or more custom browsers and electronic program guides to such content and applications and (ii) the provision of direct Broadband Internet Backbone Services.

         1.25 "Two-Way" means a Cable System that can both send and deliver television signals, data, or other digital or analog information upstream and downstream to and from the cable



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head-end to and from the Cable Subscriber, without using another means to send or receive any information from the Cable Subscriber to an Internet portal.

      2. DESIGNATED SYSTEMS. In the event that Road Runner wishes to subcontract to HSAC the provision of services for a Service Affiliate under an existing or prospective Road Runner Affiliation Agreement, Road Runner shall so inform HSAC whereupon Road Runner and HSAC shall in a mutually agreeable time frame engage in negotiations regarding the services to be provided to such Cable Operator. Examples of the services which Road Runner may desire to subcontract to HSAC are set forth in Schedule A attached hereto. A draft form of subcontract agreement for HSAC's performance of such services is set forth in Schedule B attached hereto. In the event Road Runner and HSAC mutually agree upon terms and conditions under which HSAC would provide services hereunder and the applicable Subcontractor Agreement (the "HSAC Services") to a Cable Operator in particular Cable System(s) owned or controlled by such Cable Operator, then, for purposes of this Agreement, the Cable Operator shall be deemed to be a "Service Affiliate" and its Cable Systems(s) shall be deemed a "Designated System."

      3. PROJECT PLAN.

         3.1 Promptly after the execution of this Agreement, Road Runner and HSAC shall discuss, mutually agree upon and implement a plan (the "Project Plan") to integrate their respective technical capabilities in order for HSAC to perform services for Road Runner's Service Affiliates in conformance with Road Runner's standards. When completed and mutually agreed upon, the Project Plan shall be attached hereto as Schedule C. In the event the parties do not mutually agree upon the Project Plan within six (6) months after the Effective Date of this Agreement, then either party may terminate this Agreement upon notice to the other party. At least once every three (3) months, Road Runner and HSAC shall review the Project Plan and mutually agree upon any modifications to the Project Plan that are necessary or advisable to ensure HSAC's delivery of services to Road Runner's Service Affiliates in conformance with Road Runner's standards.

         3.2 Network Operations Centers. The Project Plan shall include but not be limited to integrating the Road Runner network operations center ("NOC") with the HSAC NOC and customer service/help desk. Within ninety (90) business days after the Effective Date, Road Runner and HSAC shall prepare specifications for integration of the Road Runner NOC with the HSAC NOC and shall test such integration in accordance with testing procedures to be jointly developed by Road Runner and HSAC and incorporated into the Project Plan. In the event that the integration fails to perform in accordance with the specifications for such NOC integration, Road Runner and HSAC will work together to determine the cause of such failure, and the entity whose NOC is the cause of such failure shall correct such failure within a period of time which is reasonable based upon the nature of the failure. Following such correction, Road Runner and HSAC shall re-test the NOC integration. The foregoing procedures shall be repeated until HSAC and Road Runner agree that the NOC integration performs in accordance with the specifications for such NOC integration.




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         3.3 Training. In accordance with the Project Plan, Road Runner shall provide (0 reasonable amounts of training to HSAC personnel on the Road Runner Services and any upgrades thereto, and (ii) Road Runner software tools as Road Runner determines are reasonably necessary for HSAC to provide the HSAC Services. HSAC acknowledges that the quality of the HSAC Services, and the image presented to the Designated Systems, is important to the success of the HSAC Services. HSAC agrees that it shall ensure that HSAC personnel providing services hereunder have received the proper training including without limitation training on the Road Runner Services and any upgrades thereto necessary to provide the HSAC Services.

         3.4 Contract Management. Each party agrees to appoint individuals, who may be changed from time to time upon reasonable advance written notice to the other party, to coordinate its respective activities pursuant to the Project Plan ("Relationship Manager"). The Relationship Managers will have general responsibility for implementation of the activities described in the Project Plan. The Relationship Managers will hold status review meetings no less frequently than monthly, unless otherwise mutually agreed by the Relationship Managers, (a) at an HSAC or Road Runner office, (b) via conference call, or (c) at other locations as mutually agreed by the Relationship Managers.

         3.5 Responsibilities. Road Runner shall be solely responsible for the performance of the tasks designated as "Road Runner Responsibilities" in the Project Plan. HSAC shall be solely responsible for the performance of the tasks designated as "HSAC Responsibilities" in the Project Plan. In the event of any conflict between the main terms and conditions of this Agreement and the Project Plan, the main terms and conditions of this Agreement shall govern.

         3.6 Standards. HSAC acknowledges that Road Runner may, from time to time, modify the standards for the performance of services for its Service Affiliates. Any such modifications shall apply to all future prospective Designated Systems and shall apply, if at all, to any then-existing subcontract agreement between Road Runner and HSAC only in accordance with the terms of such subcontract agreement.

      4. TRANSITION /UPGRADES.

         4.1 Transition Services. Within sixty (60) days of the Effective Date, HSAC shall provide Road Runner with the written Transition Plan (described below) which upon approval of Road Runner will be attached hereto as Schedule D. The Transition Plan will describe the tasks HSAC will perform (the "Transition Services") to enable HSAC to migrate the responsibilities included in the HSAC Services from HSAC to Road Runner or its designee following expiration or termination of a particular Subcontract Agreement (the "Transition") in order to facilitate an orderly transition and continuation of services to Data Subscribers without interruption or adverse effect. Such Transition Services shall include pre-migration planning, acquisition by Road Runner of equipment and resources necessary to provide the HSAC Services required for the provision of the HSAC Services, coordination with any third party vendors, appropriate coordination with Road Runner personnel and other tasks as reasonably requested by Road Runner from time to time. HSAC



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shall plan, prepare for and conduct the Transition in accordance with a written transition plan approved by Road Runner (the "Transition Plan" ).

         4.2 Timing of Transition Services. Commencing six (6) months prior to the scheduled expiration date of this Agreement or a particular Subcontract Agreement or on such earlier date as Road Runner may request, or commencing upon the delivery of any notice of termination or non-renewal of this Agreement and continuing for a period of time not to exceed ninety (90) days after the date of the expiration or termination (the "Transition Assistance Period"), HSAC shall provide to Road Runner, or at Road Runner's request to Road Runner's designee, the applicable Transition Services. Upon at least fifteen (15) days prior notice to HSAC, Road Runner may, from time to time, extend the Termination Assistance Period until the six-month anniversary of the effective date of the expiration or termination of this Agreement. Road Runner shall reimburse HSAC for its reasonable expenses incurred in rendering such Transition Services as provided in Schedule D, and Road Runner shall assume any circuit expense and HSAC Network Equipment expense associated with continuing the post-termination or post-expiration Road Runner Services and HSAC Services in such Designated System.

         4.3 Upgrades. HSAC shall upgrade the HSAC Services and the HSAC Network Equipment as necessary to the delivery of the joint Road Runner Service/HSAC Services as the Road Runner Services may be enhanced or upgraded from time to time provided that such enhancements and upgrades apply to substantially all Road Runner Service deployments to substantially all Service Affiliates.

      5. OTHER HSAC RESPONSIBILITIES.

         5.1 Data Subscriber Information. In the event that HSAC provides Local Content for a Designated System, HSAC agrees to adhere to the Privacy Policy attached hereto as Schedule E with regards to the disclosure by HSAC to third parties of any personally identifiable information of a Data Subscriber collected by HSAC (except as necessary for the use of the Local Content). HSAC shall not provide Data Subscriber names, screen names, addresses or other identifying information, including without limitation any navigational information obtained by HSAC through any tracking system ("Data Subscriber Information"), if any, to any third party in a manner which identifies Data Subscribers as subscribers to the Road Runner Service.

      6. GRANT OF RIGHTS.

         6.1 HSAC Equipment License. HSAC hereby grants to Road Runner during the Term a royalty-free, exclusive right and license to use or have used on its behalf the HSAC Equipment necessary for the provision of the Road Runner Service and the HSAC Services to the Designated Systems and for no other purpose without Road Runner's prior written approval.

         6.2 HSAC Trademark License. HSAC hereby grants Road Runner during the Term a royalty-free, non-exclusive license, non-transferable license, without the right to sublicense,



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to use the HSAC Marks set forth on Schedule F attached hereto in connection with the advertising, marketing and promotion (on-line and otherwise) of the HSAC Services solely to Designated Systems and to the Cable Subscribers. Road Runner acknowledges that the HSAC Marks including without limitation the names and marks "HSA", "HSAC", "HSA Network", "High Speed Access Network", and the "HSA Data Network" are the exclusive property of HSAC. Except as provided in this Agreement, Road Runner has not and will not acquire any proprietary rights thereto by reason of the Agreement, and Road Runner shall not publish or disseminate any material that includes HSAC Marks.

         6.3 Road Runner Trademark License. Road Runner hereby grants HSAC during the Term a royalty-free, non-exclusive, non-transferable license, without the right to sublicense, to use the Road Runner Marks set forth on Schedule G solely in accordance with Road Runner guidelines with respect thereto, and solely to promote the Road Runner Service; provided, however, that all such uses outside specific usage guidelines established from time to time by Road Runner shall require the prior written approval of Road Runner. A copy of Road Runner's current guidelines for the use of the Road Runner Marks is attached hereto as Schedule H. HSAC acknowledges that the Road Runner Marks are the exclusive property of Road Runner (or its licensors), that all use thereof shall inure solely to the benefit of Road Runner (or its licensors) and that HSAC has not acquired nor will acquire any proprietary rights therein, or any goodwill associated therewith, by reason of this Agreement. HSAC shall not use the Road Runner Marks in any manner other than as is expressly provided for in this Agreement. Road Runner shall have the right, in its sole discretion, to amend Schedule G hereto, to add or delete Road Runner Marks. Such amendment shall become effective upon HSAC's receipt of written notice to such effect whereupon
(i) any added Road Runner Marks shall become subject to all of the provisions of this Agreement, and (ii) HSAC shall, as soon as reasonably practicable, cease using any Road Runner Marks which have been deleted from Schedule G.

      7. CONTENT MANAGEMENT. Except as otherwise provided herein, Road Runner shall have the sole and exclusive discretion and responsibility to determine and provide the National Content of the Road Runner Service. With respect to those Designated Systems for which HSAC is to provide Local Content in accordance with the terms of the applicable Subcontract Agreement, HSAC shall have the responsibility to develop and configure the Local Content of the Road Runner Service in accordance with the Local Content Guidelines attached hereto as
Schedule I, including, without limitation, any "Style Guidelines" for Content and local advertising; provided, that in the event Road Runner reasonably determines that any such Local Content created by HSAC does not conform to the overall "look and feel" of the Road Runner Service, HSAC shall modify the Local Content as directed by Road Runner to achieve conformity with the Road Runner Service.

      8. COMPENSATION.

         8.1 Each Subcontract Agreement shall specify HSAC's fees for services rendered pursuant to such Subcontract Agreement based on a percentage of Gross Revenues or as otherwise set forth in the applicable Subcontract Agreement. Examples of such fees with respect to



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Configurations A and B of the HSAC Services are specified in Schedule A. With respect to Designated Systems where HSAC is the billing party, HSAC shall retain its share of Gross Revenues (or as otherwise set forth in the applicable Subcontract Agreement) and pay to Road Runner and the Designated MSOS their respective shares of Gross Revenues each calendar quarter no later than thirty
(30) days after the end of such calendar quarter (or as otherwise set forth in the applicable Subcontract Agreement), accompanied by a statement in a form mutually agreed to by Road Runner and HSAC showing the calculation of such payment. With respect to Designated Systems where Road Runner is the billing party, Road Runner shall pay to HSAC its respective shares of Gross Revenues (or as otherwise set forth in the applicable Subcontract Agreement) each calendar quarter no later than thirty (30) days after the end of such calendar quarter, accompanied by a statement in a form mutually agreed to by Road Runner and HSAC showing the calculation of such payment.

         8.2 Road Runner and HSAC shall each have the right to collect and retain or receive, for their sole and exclusive benefit respectively, such percentage of the National Content Revenues relating to the Road Runner Service as may be determined in a particular Subcontract Agreement.

         8.3 If HSAC provides Local Content under a Subcontractor Agreement, as between Road Runner and HSAC, HSAC shall have the right to collect and retain or receive, for its sole and exclusive benefit, any and all Local Content Revenues relating to the Road Runner Service. HSAC acknowledges and agrees that the Service Affiliate and/or Road Runner, as the case may be, shall establish all pricing for the Road Runner Service to Data Subscribers. The applicable Subcontract Agreement shall specify the pricing for the HSAC Services, rental rates and installation fees for Home Equipment Packages, etc.

         8.4 Audit Rights. Upon not less than thirty (30) days' prior written notice, HSAC and Road Runner shall have the right to examine during normal business hours the books and records of the other which are related to the Road Runner Service and the HSAC Service to the extent necessary to verify the fees due hereunder. Such examination shall be at the expense of the party conducting the examination, unless the examination results show that ninety-five percent (95%) or less of fees owing for the examined period were actually paid, in which event the party being audited shall bear all expenses of the examination. Such examinations shall be limited to fees payable during the then current calendar year and the prior calendar year.

         8.5 HSAC acknowledges that Road Runner cannot and has not represented that the Road Runner Service may or will achieve a certain number or level of Data Subscribers or that HSAC may or will achieve any level of revenue, including without limitation, Gross Revenues hereunder. Road Runner acknowledges that HSAC cannot and has not represented that the Road Runner Service alone or in conjunction with any HSAC Services may or will achieve a certain number or level of Data Subscribers or that Road Runner may or will achieve any level of revenue, including without limitation, Gross Revenues hereunder.




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      9. WARRANTS FOR HSAC COMMON SHARES.

         9.1 Concurrently with the execution and delivery of this Agreement, HSAC and Road Runner will enter into the Warrant Purchase Agreement set forth in Exhibit A. Pursuant to the Warrant Purchase Agreement and the HSAC Warrant issued thereunder, HSAC will grant to Road Runner the right, during the Term, to purchase one (1) share of HSAC common stock (a "Warrant Share") for each Home Passed within a Designated System on the date HSAC and Road Runner enter into a Subcontract Agreement for such Designated System. As used herein and in the HSAC Warrant, "Warrant Share" share shall be deemed to mean one (1) share of HSAC's post-IPO common capital stock.

         9.2 The HSAC Warrant shall be deemed effective (eligible for exercise) immediately after any initial public offering of HSAC's securities, subject to an applicable 180-day post-HSAC IPO lockout, and shall expire on December 31, 2005.

     10. CONFIDENTIAL INFORMATION.

         10.1 HSAC and Road Runner may disclose to one another certain Confidential Information which is considered by the disclosing party to be proprietary or confidential. Each party agrees that it shall not, during the Term of this Agreement, permit the duplication, use, or disclosure of any Confidential Information to any person (other than an employee, agent, or representative of the other party who must have such information for the performance of its obligation hereunder), unless such duplication, use or disclosure is specifically authorized by the other party in writing. All such Confidential Information shall remain the sole property of the disclosing party. Each party shall (a) not disclose any Confidential Information to any third person without the express written consent of the disclosing party; (b) not use, directly, indirectly, or in concert with any other person, any Confidential Information for any purpose other than the performance of their obligations under this Agreement; (c) use reasonable diligence, and in no event less than that degree of care which such party uses in respect to its own confidential information of like nature, to prevent the unauthorized disclosure or reproduction of such information for a period from the date hereof until one year after expiration of the Term. Without limiting the generality of the foregoing, to the extent that this Agreement permits the copying of Confidential Information, all such copies shall bear the same confidentiality notices, legends, and intellectual property rights designations that appear in the original versions. Nothing in this Section 10 shall be deemed to alter or derogate from any other confidentiality or non-disclosure agreement(s) between or among the parties.

         10.2 Maintenance of Data Subscriber Information. Following a Data Subscriber disconnect from the Road Runner Service, HSAC shall at all times maintain its obligations of confidentiality but shall not (for reasons of internal audit, audit under Section 8.4 above, and compliance with tax laws) be required to delete or destroy information pertaining to such Data Subscriber until such time as HSAC's regular procedures for elimination of data would normally delete or destroy such information.

         10.3 Future Products. HSAC and Road Runner may now market or have under development products or services which are competitive with products or services now offered or



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which may be offered by the other, may now be having or have in the future discussions with others concerning subject matters similar to the subject matter of this Agreement and may receive information from others similar to the other party's Confidential Information. Subject to the express terms and conditions of this Agreement, neither this Agreement nor discussions and/or communications between HSAC and Road Runner will impair the right of either such party to develop, make, use, procure and/or market any products or services, alone or with others, now or in the future, including those which may be competitive with those offered by the other.

         10.4 Public Announcements. Except as required by applicable law or regulation or stock exchange rules, neither HSAC nor Road Runner shall make any public announcement about this Agreement or its contents without prior written consent of the other.

     11. REPRODUCTION OF MANUALS AND DOCUMENTATION. Road Runner shall have the right, at no additional charge, to reproduce solely for its internal use, all manuals and documentation furnished by HSAC relating to the HSAC Services, regardless of whether such manual or documentation is copyrighted by HSAC. All copies of manuals or documentation made by Road Runner shall include any proprietary notice or stamp that has been affixed or is requested to be affixed by HSAC. HSAC shall have the right, at no additional charge, to reproduce solely for its internal use, all manuals and documentation furnished by Road Runner relating to the Road Runner Services, regardless of whether such manual or documentation is copyrighted by Road Runner. All copies of manuals or documentation made by HSAC shall include any proprietary notice or stamp that has been affixed or is requested to be affixed by Road Runner.

     12. REPRESENTATIONS AND WARRANTIES.

         12.1 Each of HSAC and Road Runner represents and warrants to the other, as of the date hereof, that it has the full authority to enter into and fully perform its obligations under this Agreement, it has obtained all permits, licenses, and other governmental authorizations and approvals required for its performance under this Agreement; and when executed and delivered by such party this Agreement will constitute the legal valid and binding obligation of such party, enforceable against such party in accordance with its terms.

         12.2 THE WARRANTIES STATED HEREIN ARE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND UNLESS OTHERWISE EXPRESSLY STATED HEREIN, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     13. INDEMNITY.

         13.1 HSAC and Road Runner hereby indemnifies and agrees to save harmless the other from and against any and all cost, expenses, liabilities, judgments, damages, claims, or demands owed to third parties (including amounts paid in settlement and reasonable attorneys' fees



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on account thereof) (collectively, "Claims") for (i) injuries, including death to persons, resulting from the indemnifying party's negligent or willful acts or omissions or those of persons employed by the indemnifying party, its agents, or subcontractors, and (ii) arising out of or in connection with its breach (or alleged breach) of any covenants, warranties, or representations made herein.

         13.2 Notice. Any person or entity entitled to indemnification hereunder shall promptly notify the indemnifying party of any action, suit, proceeding or investigation ("Proceeding") for which indemnification is sought, provided that any failure to so notify the indemnifying party will not relieve the indemnifying party from any liability or obligation which it may have to any indemnified person except to the extent of any material prejudice to the indemnifying party resulting from such failure. If any Proceeding is brought against an indemnified person, the indemnifying party will be entitled to participate therein and to assume the defense thereof, with counsel reasonably satisfactory to the indemnified person, within fifteen (15) days after notice shall have been given to it by the indemnified person pursuant to the preceding sentence. Each indemnified person will be obligated to cooperate reasonably with the indemnifying party, at the expense of the indemnifying party, in connection with such defense and the compromise or settlement of any such Proceeding.

     14. LIMITATION OF LIABILITY.

         14.1 UNDER NO CIRCUMSTANCES SHALL HSAC OR ROAD RUNNER BE LIABLE TO ONE ANOTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY OR PUNITIVE, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE, LOST BUSINESS OR LOSS OF PROFITS ARISING FROM OR RELATED TO ANY BREACH OF ANY COVENANTS, WARRANTIES OR REPRESENTATIONS IN THIS AGREEMENT, EVEN IF HSAC OR ROAD RUNNER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         14.2 Road Runner and HSAC agree to (a) exercise their respective commercially reasonable efforts to maintain the secrecy of (and occasionally rotate) their software passwords, and notify the other if they become aware that their system passwords may be or have become compromised, and (b) maintain, at each party's own expense, appropriate policies of general liability, casualty and workers compensation insurance to cover their respective employees against injury to themselves or others and casualty accidents while working on a Service Affiliate's premises or Designated System. All such policies shall name the other and the Service Affiliate as additional insured to the extent they may legally do so. Road Runner shall furnish HSAC with a list of the Designated System offices and head-ends for HSAC's insurance brokers.

     15. TERM AND TERMINATION.

         15.1 Term. The Term (defined below) of this Agreement shall commence upon the Effective Date and shall continue, unless terminated in accordance with this Section 15, for five (5) years; provided, however, this Agreement shall continue to remain in effect with respect to any

Subcontractor Agreement until such Subcontractor Agreement is itself terminated or performance thereunder is completed ("Initial Term"). Thereafter, the Agreement will be automatically renewed for successive additional one-year terms (each, a "Renewal Term" and the Initial Term together with all Renewal Terms, the "Term") unless either party provides written notice to the other, pursuant to Section 21, not later than six (6) months prior to the expiration of the Initial Term or any Renewal Term of such party's intention not to renew this Agreement.

         15.2 Termination For Default. If either party defaults in any material respect in the performance of any of its material obligations hereunder and such default shall not be cured within thirty (30) days after receipt of written notice thereof from the party alleging the breach, or if either party becomes insolvent, or if a petition under any bankruptcy act shall be filed by or against either party (which petition, if filed against any affiliate of either party, shall not have been dismissed within thirty (30) days thereafter), or if either party executes an assignment for the benefit of creditors, or if a receiver is appointed for the assets of either party, or if either party takes advantage of any insolvency or any like statute (any of the above acts are hereinafter called "Event of Default"), then the other party may at its option, in addition to any and all other rights which party may have, declare a default and terminate this Agreement by giving written notice to the other party within ten (10) business days from the date of the maturity of any Event of Default. Notwithstanding any other provision of this Agreement, neither HSAC or Road Runner will be deemed in default of this Agreement to the extent any delays in their respective performance are reasonably and demonstrably attributable to the actions or inaction of the other or events and circumstances outside of their reasonable control, including, but not limited to, the actions, inaction or negligence of third party vendors. For example, HSAC will not be deemed in default of this Agreement if (i) a Regional Bell Operating Company ("RBOC") or other telephone network provider (a "telco") is late in installing T-1 or other transport from a System head-end to the ISP portal following the submission of a timely order by HSAC, (ii) an equipment vendor (e.g., Motorola) fails to meet its delivery deadlines with respect to HSAC Network Equipment or Home Equipment Packages, or (iii) the Internet backbone fails to function properly.

     16. OBLIGATIONS UPON TERMINATION.

         16.1 HSAC's Obligations Upon Termination. Upon the expiration or termination of this Agreement, upon request of Road Runner, HSAC shall:

              (a) Return to Road Runner all materials, documentation and data that are the property of Road Runner including without limitation all Confidential Information of Road Runner, information of each Designated System, and the Data Subscriber Information; provided, however, that HSAC shall be permitted to keep one (1) copy of such Confidential Information if necessary to comply with any audit, tax and reporting obligations;

              (b) Return to Road Runner within thirty (30) days after the expiration or termination of this Agreement, any and all of Road Runner's assets;

              (c) Cease using and terminate access, if any, to Road Runner databases including, without limitation, Road Runner's call management system, and return all copies of all information obtained from such databases.

         16.2 Road Runner's Obligations Upon Termination. Upon the expiration or termination of this Agreement, upon request from HSAC, Road Runner shall:

              (a) Return all Confidential Information of HSAC; provided, however, that Road Runner shall be permitted to keep one (1) copy of such Confidential Information if necessary to comply with any reporting obligations.

              (b) Return to HSAC within thirty (30) days after the expiration or termination of this Agreement, any and all of HSAC assets;

              (c) Cease using and terminate access, if any, to HSAC databases including without limitation HSAC's call management system, and return all copies of all information obtained from such databases.

         16.3 License Rights. Upon the expiration or termination of this Agreement for any reason, the license rights granted herein shall terminate.

     17. INDEPENDENT CONTRACTOR. All work performed by each party in connection with the Joint Road Runner/HSAC Services described in this Agreement shall be performed by such party as an independent contractor and not as the agent, employee, joint venture or partner of the other party. All persons furnished by either party shall be for all purposes solely such party's employees or agents and shall not be deemed to be employees of the other party for any purpose whatsoever. Each party shall furnish, employ, and have exclusive control of all persons to be engaged by it in performing services under this Agreement and shall prescribe and control the means and methods of performing such services by providing adequate and proper supervision. Nothing contained herein shall be deemed to create a relationship of joint venture, associates, principal and agent or partnership between the parties hereto, and neither party shall hold itself out as having such a relationship with the other party. Each party is acting as principal hereunder.

     18. FORCE MAJEURE. Neither party shall be responsible for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by fire, flood, explosion, war, lightning, embargo, government requirement, riots or civil commotion, acts of civil or military authority, strikes or other labor unrest, power surges, acts or omissions of carriers/utilities, acts of God, or other similar causes or contingencies beyond its reasonable control (i.e., a "Force Majeure"); provided, that if any such event of Force Majeure occurs, the party delayed or unable to perform shall give immediate notice to the other party and a projection of the period in which the party delayed or unable to perform expects to effect a cure and shall use commercially reasonable efforts to cure any failure to perform as promptly as possible. The party affected by the other's delay or inability to perform may elect to suspend performance of its allocable portions or duties with respect to the joint Road Runner/HSAC Services for the duration of the condition. The affected party or parties may resume performance of its duties once the condition ceases, and the term of this Agreement shall by notice be deemed to be extended for such affected System up to the length of time the condition endured.

     19. ASSIGNMENT. This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, that each party hereto shall be permitted, upon thirty (30) days advance written notice to the other, to assign (by assets purchase or other written agreement, merger, consolidation, sale of assets, operation of law or otherwise) its rights, title and interest under this Agreement to a successor entity which specifically assumes the assignor's rights, title and interest under this Agreement prior to or contemporaneous with the closing of such assignment. No such assignment shall relieve a party of its obligations hereunder. All assignments in contravention of this section shall be null and void. In addition, each party will be permitted to collaterally assign and grant a security interest in its contract rights and tangible/intangible property interests (including the HSAC Network Equipment and Home Equipment Packages) arising under this Agreement for purposes of securing financing from its commercial lenders.

     20. AMENDMENTS, MODIFICATIONS, OR SUPPLEMENTS. Amendments, modifications, or supplements to this Agreement shall be permitted, provided all such changes shall be in writing signed by the authorized representatives of both parties, and all such changes shall reference this Agreement and identify the specific articles or sections of this Agreement that is amended, modified, or supplemented.

         21. NOTICES. All notices, demands, or other communications herein provided to be given or that may be given by any party to the other shall be deemed to have been duly given when made in writing and delivered in person, or upon receipt of confirmation on the sender's facsimile machine that all pages have been received by the recipient, if sent by facsimile, or upon receipt, if
(a) deposited in the U.S. mail, postage prepaid, certified mail, return receipt requested; or (b) sent by nationally recognized overnight courier in a postpaid wrapper, addressed as follows:

         Notices to HSAC:           HIGH SPEED ACCESS CORP.
                                    4100 E. Mississippi Ave., Suite 1150
                                    Denver, CO 80246
                                    Attn: Ron Pitcock, Sr., President
                                    cc: Jeff Tokar, Vice President
                                    Phone: 303-256-2005, fax: -2050

         With a copy to:            HIGH SPEED ACCESS CORP.
                                    1000 West Ormsby Ave., Suite 210
                                    Louisville, KY 40210
                                    Attn: John G. Hundley, General Counsel
                                    Phone: 502-515-3342, fax: -3101

         Notices to
         Road Runner:               SERVICECO LLC
                                    13241 Woodland Park Road
                                    Herndon, Virginia 20171
                                    Attn.: Robert Rusak, Vice President,
                                            Business Development
                                    Phone: 703-345-2403, fax: 703-345-2515

         With a copy to:            SERVICECO LLC
                                    13241 Woodland Park Road
                                    Herndon, Virginia 20171
                                    Attn: General Counsel
                                    Phone: 703-345-2482, fax: 703-345-2515

or to such address as the parties may provide to each other in writing from time to time.

     22. OBLIGATIONS TO SURVIVE TERMINATION. The parties recognize and agree that the obligations of the other party under Sections 11. 13 and 14 of this Agreement shall survive the termination or expiration of this Agreement.

     23. GOVERNING LAW. The validity, construction, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws (without reference to the conflicts of laws rules) of the State of New York.

     24. NON-SOLICITATION. Road Runner and HSAC agree that, during the Term of and for a period of one (1) year thereafter, neither party will employ, make an offer of employment to, or solicit an employee of the other who was in any way involved in the provision or execution of the Road Runner Services and HSAC Services, without the prior consent of such other party.

     25. ARBITRATION.

         (a) Each of HSAC and Road Runner agrees that in the event of any dispute relating to this Agreement, the parties hereto shall promptly meet and confer in an effort to resolve such dispute through good-faith consultation and negotiation. In the event the parties are unable to resolve any dispute within thirty (30) days after such meeting, either HSAC or Road Runner may then refer such dispute for final resolution in accordance with Section 25(b) hereof.

         (b) Any unresolved claim, controversy or dispute arising out of or relating to this Agreement or the breach, termination or validity hereof, shall be finally settled by arbitration conducted expeditiously in accordance with the American Arbitration Association Commercial Arbitration Rules. A single arbitrator engaged in the practice of law shall conduct the arbitration under the then current rules of the American Arbitration Association. The arbitrator shall be jointly selected by the parties hereto; and if they are unable to agree, then the arbitrator shall be selected by the manager of the Washington, D.C. office of the American Arbitration Association. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be in New York, New York, and the laws of the State of New York shall govern the construction and interpretation of this Agreement, without reference to the laws relating to conflicts of law. The Arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any damages in excess of compensatory damages. The prevailing party, as determined by the arbitrator, shall be entitled to an award of reasonable attorneys' fees and costs. The procedures specified in this Section 25 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 25. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 25 are pending. The parties will take such action, if any, required to effect such tolling. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

     26. HEADINGS. The headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

     27. WAIVERS. Any waiver by either party of any breach of any term or condition hereof shall be effective only if in writing and such writing shall not be deemed to be a waiver of any subsequent or other breach, term or condition of this Agreement.

     28. COUNTERPARTS: NO CONFLICTING AGREEMENT. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same document. Each party represents that it is not bound by any other agreement that would prevent full performance of this Agreement.

     29. Y2K. Road Runner and HSAC represent and warrant to the other that each has taken all actions necessary and appropriate to assure that there shall be no material adverse change to its respective business or electronic systems or material interruptions in the operation and delivery of the Road Runner Services and HSAC Services, as the case may be, as provided in this Agreement (aside from normal data packet delays, distortions, and losses (i) on the Internet backbone,
(ii) during transport to the Internet backbone on telecommunication lines leased from a third party, or (iii) during transport from Cable Subscribers to HSAC over a coaxial cable or fiber optic line) by reason of the advent of the year 2000, including, without limitation, that all its respective computer-based systems, embedded microchips and other data processing capabilities have been designed or modified and fully tested in such a manner that such computer-based systems, embedded microchips and other data processing capabilities will not generate any invalid and/or incorrect date-related results or cause any of the problems commonly referred to as "Year 2000 problems" and will, without interruption or manual intervention, continue to operate consistently, predictably and accurately and in accordance with all of the requirements of this Agreement, including without limitation, meeting all specifications and/or functionality and performance requirements, when used during any year prior to, during or after the calendar year 2000. Neither Road Runner nor HSAC warrant that interruptions in joint Road Runner/HSAC Services will not occur due to the network or systems failures of other parties, including utilities and phone services, caused by ~ Year 2000 problems. "

     30. REGULATORY COMPLIANCE. HSAC and Road Runner agree to comply with all applicable federal, state and local laws and regulations, including specifically those pertinent regulations promulgated by the public utilities commission in the Service Affiliate's states (or where the Designated System is situated) and the Federal Communications Commission, which may governor affect the provision of Road Runner Services and HSAC Services to Data Subscribers covered by this Agreement.

     31. ENTIRE AGREEMENT. This Agreement and the Exhibits hereto constitute the entire agreement between the parties and any parties who have in the past or who are now representing either of the parties hereto, and replaces and supersedes all prior agreements, written and oral, relating to the subject matter hereof, between the parties to this Agreement. Each Subcontractor Agreement, except as its terms otherwise expressly provide, shall be a complete statement of its subject matter and shall supplement and modify the terms and conditions of this Agreement for the purposes of that engagement only.

                                      * * *

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                                 HIGH SPEED ACCESS CORP.



                                                 BY: /s/ HIGH SPEED ACCESS CORP.
                                                    ----------------------------
                                                 NAME:
                                                      --------------------------
                                                 TITLE:
                                                       -------------------------

                                                 SERVICECO LLC



                                                 BY: /s/ SERVICECO LLC
                                                    ----------------------------
                                                 NAME:
                                                      --------------------------
                                                 TITLE:
                                                       -------------------------

                         SCHEDULE B TO MASTER AGREEMENT

                                     Form of

               Subcontract Agreement between Road Runner and HSAC

  (To be agreed upon within 90 days of the Effective Date and attached hereto)

                         SCHEDULE C TO MASTER AGREEMENT

                                  Project Plan

                    For Integration of Technical Capabilities

  (To be agreed upon within 90 days of the Effective Date and attached hereto)

                         SCHEDULE D TO MASTER AGREEMENT

                                 Transition Plan

                            (DRAFT - may be modified)

     In the event a Subcontract Agreement is terminated or expires, HSAC agrees to work with Road Runner and the Service Affiliate to develop transition and conversion procedures to protect the normal service levels provided to Data Subscribers.

     HSAC will provide continuing network and call center and NOC support to Data Subscribers and the successor ISP for a period of 120 days following such termination, withdrawal or expirations to ensure seamless Internet access to Data Subscribers. Service Affiliate and/or Road Runner will reimburse HSAC for HSAC for its actual, out-of-pocket expenses relating to such post-termination or post-expiration Transition Services, and HSAC shall continue to receive its share of Gross Revenues from any Data Subscriber for whom HSAC is still providing Internet Access. In addition, during the transition period, HSAC will provide Road Runner or Service Affiliate with all customer database information in machine readable form that complies with widely accepted industry formats.

                         SCHEDULE E TO MASTER AGREEMENT

                                 Privacy Policy

                               HSAC Privacy Policy

                          [DRAFT - SUBJECT TO REVISION]

HSAC takes privacy very seriously. We are committed to the principle that our members must be secure in the knowledge that information they disclose is used for the purpose for which it was collected and not sold, bartered or traded to third parties in a manner that is inconsistent with member expectations. Having a relationship founded on trust with our subscribers is not only good manners, but also good business.

HSAC will use basic customer information from you to provide the service. When you sign up for the HSAC service you are required to provide your name, address, phone number and appropriate billing information. That information is available only to authorized HSAC personnel for installing, maintaining and billing the HSAC service

HSAC will use information that you give us to offer a more customer-tailored online experience. For example, since we know your zip code we can deliver local weather information on the home page and we might offer you a home page of localized news or content relevant to interests that you specify.

HSAC or our content partners will send promotional e-mail messages to specific groups of people based on our database of subscriber information (for example, subscribers living in a specific geographic area). However, when sending messages tailored to a specific group, the actual names and personal information about individual subscribers is not disclosed. While HSAC reserves the right to send out administrative mailings to all its members (for example, changes in pricing or operating policies), you can advise us that you don't want to receive promotional mailings and we will honor that request (go to Member Services, E-mail Services, Mailing Lists).

HSAC or our content and commerce partners will collect and use billing and shipping information when you purchase good online. Billing and shipping information includes name, email address, shipping address and credit card information. This information is necessary to deliver the service or product to you. When you use a credit card, the basic payment information is transmitted to the appropriate financial institution for purposed of processing the transaction. We take care to associate with partners who are credible and trustworthy. However, if you are concerned about their reputation and trustworthiness, we encourage you to check the privacy policies of any online vendors you use.

HSAC or our content partners will use personal information if you participate in a contest. If you enter a contest you might be required to provide information about how we can contact you. This information will be used to contact you if you win the contest and aggregate information may be used for marketing or research purposes. However, like other information you provide to HSAC, personal details about you will not be shared with others or used to send you promotional email messages if you indicate you do not wish to receive them.

HSAC will release personal information if compelled by court order. We will take great care in protecting your personal information though we may be compelled to reveal such details to law enforcement officials in response to a properly-issued court order or legal process in accordance with applicable law.

WHAT HSAC WILL NOT DO WITH INFORMATION ABOUT YOU

HSAC will not share personally-identifiable information with advertisers, content and commerce partners, providers of unrelated services or other outsiders without your consent, unless we are compelled to disclose the messages along with personally-identifiable information to comply with a valid court order or if we believe that a state of emergency exists where it is necessary to disclose this information to protect HSAC's property or an individual's safety or security.

HSAC will not read your outgoing or incoming e-mail, private chat or instant messages. We do store e-mail messages on our computer systems for a brief period of time and could be compelled to disclose the messages along with personally-identifiable information to comply with a valid court order or if we believe that a state of emergency exists where it is necessary to disclose this information to protect HSAC's property or an individual's safety or security.

HSAC will not send promotional e-mail messages to you if you ask us not to do so. We do send promotional messages to our members from time to time. However, we will stop sending you such messages if you advise us that you no longer wish to receive them.

HSAC will not share personally-identifiable information about where you go on the service or on the Web. We do, however, review this information in aggregate form to better understand how the service is being used and to help us determine the popularity of our various service features. We may also, under compulsion of law, be required to divulge your identity to law enforcement agencies.

HSAC will not record any information that you provide to any Web site other than ones operated by HSAC. You should be warned, however, that HSAC's Privacy Policy does not apply to Web sites operated by persons or organizations other than HSAC. So, if you're on a Web site, you should look for the Web site's privacy policy and use discretion regarding any information you provide there. HSAC's role in guiding you to Web sites is similar to that of an airline's role in helping you travel to distant cities. We can help you get there quickly and safely, but once you're there, we can't protect you or keep you out of trouble.

The cable companies offering you the HSAC services also have policies relating to the protection of customer information. These policies are provided to you by your cable operator at the time of installation of your cable service (or cable Internet service) and are sent to you annually thereafter so long as you continue to be a customer.

Public message boards and chat rooms are by definition not private. Posting to a public area is like making a statement in an open meeting: anyone there can record what you say and pass it on to others. You should only post information in these places if you are comfortable sharing publicly.

Cookies are small files stored on your computer's hard drive to simplify and improve your Web navigation experience. A Web site may store information about your computer configuration so that it can more efficiently provide information to you the next time you visit. Or, your browser might save a text file with your username and password so that a Web site" server will recognize you the next time you access the site. This way, you won't have to log into the site again if you happen to leave and return again later.

HSAC uses cookie files to identify your locale and time zone so that you can access information for your local area. Additionally, we use cookies to deliver personalized content based on preferences you've previously chosen on our service. We do not store your name or other personally identifiable information in cookies.

Never provide any information to a Web site that doesn't post a privacy policy unless you have reason to trust that site.

Never say anything in a public chat room or a forum (newsgroup) that you don't want the public to know about. Be very cautious before posting your name, address, telephone number, place of work or any other information that could identify you. Information that you post in such areas can be seen by anyone and archived for use later on.

Keep your passwords private. HSAC personnel will never ask you for your password. Children should be instructed not to give out their passwords to anyone other than their parents.

When shopping online be sure you are dealing with reputable businesses who handle transactions securely before giving out credit card numbers or other personally-identifiable information.

Instruct your children never to give out information about themselves without first checking with you. Please check out Safety Guidelines for Parents at (http://www.safekids.com/parent guidelines.htm) and make sure your children are familiar with Kids Rules for Online Safety which can be found at (http://www.safekids.com/kidsrules.htm).

The Internet is rapidly changing the way all of us communicate and interact with each other. While the Internet allows each of us access to a greater array of information and services than has ever been available, these new online activities do raise many new challenges such as the privacy issues addressed by this policy. HSAC is committed to working with public policy organizations, industry groups and government institutions to understand and address these challenges as they come up. As we stated at the beginning of this policy, having a relationship with our subscribers that is founded on trust is not only good manners, but also good business.

                         SCHEDULE G TO MASTER AGREEMENT

                                Road Runner Marks

                                 (see attached)

                         SCHEDULE H TO MASTER AGREEMENT

        Local Content Guidelines/Guidelines for Use of Road Runner Marks

                                 (see attached)

                                    EXHIBIT A

                           Securities Purchase Warrant

       (see attached [incorporated by reference herein to Exhibit 10.2])